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                                                                    EXHIBIT 16.1

                 [LETTERHEAD OF HOYMAN, DOBSON & COMPANY, P.A.]


                                 March 24, 2003


Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Re:      Summit Brokerage Services, Inc., a Florida corporation

Ladies and Gentlemen:

         We were previously the independent accountants for the Company and on February 27, 2001, we reported on the financial statements of the Company for the calendar years ended December 31, 1999 and 2000. On or about October 4, 2001, the client-auditor relationship between the Company and Hoyman, Dobson & Company, P.A. ceased.

         We have read the Company's statements included under Item 8 of its Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002 and we agree with such statements.



/s/ Hoyman, Dobson & Company, P.A.